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Exhibit 20.01
Press Release

News
For Immediate Release

Ultimate Security Systems Corporation Announces Letter of Intent To Merge With ImmunoTechnology Corp.

IRVINE, Calif., March 7, 2003 - Ultimate Security Systems Corporation (USSC) of Irvine, Calif., manufacturer of the Power Lock(tm) auto security system, has announced that it has entered into a "Letter of Intent" regarding a plan of merger with ImmunoTechnology Corp. (OTC:BB: IMNT.) The companies expect to enter into a definitive agreement to accomplish the merger shortly and the transaction is scheduled to close as soon as thereafter as possible.

Under the terms of the Letter of Intent, IMNT will acquire 100% of the outstanding shares of common stock of Ultimate Security Systems Corporation in
exchange for the issuance of shares of IMNT's common stock.   "We look forward
to the completion of the merger and are excited about the opportunities this will bring our company," said James Cooper, CEO of Ultimate Security Systems Corporation, "This merger is an integral part of our company's long-term
growth strategy."    Cooper will remain at the helm of the new entity.

Ultimate Security Systems Corporation (USSC) of Irvine, Calif. developed and patented Power Lock, the only solid-state auto security system that is guaranteed to prevent any vehicle from being hot-wired and driven away. The product attaches permanently to a vehicle's starter motor and cannot be circumvented by cutting and jumping ignition wires, the "hot-wiring" technique used by professional car thieves in the vast majority of stolen car cases nationwide.

For additional information about Power Lock, contact the corporate headquarters: Ultimate Security Systems Corporation, 18271 West McDurmott, Suite F Irvine, CA 92614 (800) 689-8004 or visit www.Powerlock.com


Media Contact: Emily Curci, Hilary Kaye Associates (714) 426-0444; ecurci at hkamarcom.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward-looking statements. Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. In particular, information in this release relates to the terms a letter of intent to engage in a merger transaction and is subject to the completion and execution of a definitive merger agreement.